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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                               General Magic, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)

                                   370253 10 6
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)                 Page 1 of 5 pages

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CUSIP No. 370253 10 6                 13G          Page   2   of   5   Pages
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   1       NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    William Atkinson

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   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   / /
                                                                     (b)   / /

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   3       SEC USE ONLY



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   4       CITIZENSHIP OR PLACE OR ORGANIZATION

                    United States

--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
                                            0

                          ------------------------------------------------------
   NUMBER OF                   6      SHARED VOTING POWER
    SHARES                                  1,619,536
 BENEFICIALLY
   OWNED BY               ------------------------------------------------------
     EACH                      7      SOLE DISPOSITIVE POWER
   REPORTING                                0
    PERSON
     WITH                 ------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                            1,619,536

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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,619,536
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
               / /
                           Not Applicable
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           6.1%
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    12      TYPE OF REPORTING PERSON*

                           IN
--------------------------------------------------------------------------------
                       SEE INSTRUCTION BEFORE FILLING OUT!



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                                                               Page 3 of 5 Pages


ITEM 1(a)         NAME OF ISSUER:

                  General Magic, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  420 N. Mary Avenue
                  Sunnyvale, CA  94086

ITEM 2(a)         NAME OF PERSON FILING:

                  William Atkinson

ITEM 2(b)         ADDRESS OF PERSON FILING:

                  c/o General Magic, Inc.
                  420 N. Mary Avenue
                  Sunnyvale, CA  94086

ITEM 2(c)         CITIZENSHIP:

                  United States

ITEM 2(d)         CLASS OF SECURITIES:

                  Common Stock, $.001 par value

ITEM 2(e)         CUSIP NUMBER:

                  370253 10 6

ITEM 3            STATUS OF PERSON FILING:

                  Not Applicable


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                                                               Page 4 of 5 Pages
ITEM 4   OWNERSHIP (AT DECEMBER 31, 1996):

         (a)      AMOUNT OWNED "BENEFICIALLY" WITHIN THE MEANING OF RULE 13d-3:

         1,619,536 shares

         (b)      PERCENT OF CLASS:

         6.1% based on the sum of 26,419,892 shares of Common Stock outstanding on December 31, 1996, determined in accordance with Rule 13-d-3(d)(1)(i)

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   sole power to vote or direct the vote:  0 shares
                  (ii)  shared power to vote or direct the vote:  1,619,536
                        shares
                  (iii) sole power to dispose or to direct the disposition of:
                        0 shares
                  (iv)  shared power to dispose or to direct disposition of:
                        1,619,536 shares

                  William Atkinson reserves the right to disclaim beneficial ownership of 5,333 shares registered in the name of Laura Atkinson and 5,333 shares registered in the name of Anne Atkinson.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER.

         Not Applicable

ITEM 7   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY.

         Not Applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS.

         Not Applicable

ITEM 9   NOTICE OF DISSOLUTION.

         Not Applicable

ITEM 10  CERTIFICATION.

         Not Applicable


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                                                               Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February  14 , 1997
                ----

                                                /s/ William Atkinson
                                                ------------------------------
                                                William Atkinson